Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Karen May
Director, Public Relations
(630) 410-5457

ULTA BEAUTY ANNOUNCES FIRST QUARTER 2016 RESULTS

Total Sales Increased 23.7%

Comparable Sales Increased 15.2%

Diluted EPS Increased 39.4% to $1.45

Company Raises Outlook for Fiscal Year 2016

Bolingbrook, IL – May 26, 2016 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period ended April 30, 2016 (“First Quarter”), which compares to the same period ended May 2, 2015.

“We are off to a phenomenal start to the year, delivering excellent top and bottom line growth in the first quarter,” said Mary Dillon, Chief Executive Officer. “Several positive factors are coming together to drive the momentum in our business, exemplified by the best comparable sales growth in our history as a public company. These include healthy consumer demand in the beauty category, our unique format and offering which are supporting sustained share gains, and effective collaboration across the enterprise to ensure strong execution of our growth strategies.”

For the First Quarter

•	Net sales increased 23.7% to $1,073.7 million from $868.1 million in the first quarter of fiscal 2015;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 15.2% compared to an increase of 11.4% in the first quarter of fiscal 2015. The 15.2% same store sales increase was driven by 11.0% growth in traffic and 4.2% growth in average ticket;

•	Retail comparable sales increased 13.9%, including salon comparable sales growth of 7.7%;

•	Salon sales increased 14.7% to $58.9 million from $51.3 million in the first quarter of fiscal 2015;

•	E-commerce sales grew 38.8% to $61.0 million from $44.0 million in the first quarter of fiscal 2015, representing 130 basis points of the total company comparable sales increase of 15.2%;

•	Gross profit increased 150 basis points to 36.4% from 34.9% in the first quarter of fiscal 2015, due to leverage in fixed store costs and increased merchandise margins;

•	Selling, general and administrative expense as a percentage of net sales increased 20 basis points to 22.4% compared to 22.2% in the first quarter of 2015;

•	Pre-opening expenses were $2.5 million, compared to $3.1 million in the first quarter of fiscal 2015. Real estate activity in the first quarter of fiscal 2016 included 13 new stores compared to 24 new stores and one relocation in the first quarter of fiscal 2015;

•	Operating income increased 36.8% to $147.2 million, or 13.7% of net sales, compared to $107.6 million, or 12.4% of net sales, in the first quarter of fiscal 2015;

•	Tax rate decreased to 37.6% compared to 38.0% in the first quarter of fiscal 2015;

•	Net income increased 37.4% to $92.0 million compared to $66.9 million in the first quarter of fiscal 2015; and

•	Income per diluted share increased 39.4% to $1.45 compared to $1.04 in the first quarter of fiscal 2015.

Balance Sheet

Merchandise inventories at the end of the first quarter of fiscal 2016 totaled $843.5 million, compared to $662.9 million at the end of the first quarter of fiscal 2015, representing an increase of $180.6 million. Average inventory per store increased 14.5%, compared to the first quarter of fiscal 2015. The increase in inventory was driven by 89 net new stores, the opening of the Company’s fourth distribution center in Greenwood, Indiana, investments in inventory to ensure high in-stock levels to support sales growth, and incremental inventory for new brands and in-store prestige brand boutiques.

The Company ended the first quarter of fiscal 2016 with $369.3 million in cash and short-term investments.

Share Repurchase Program

During the first quarter, the Company repurchased 157,765 shares of its stock at a cost of $26.7 million under its 10b5-1 plan and in March 2016, the Company entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. to repurchase $200.0 million of its common stock. Under the agreement, the Company paid $200.0 million and received initial delivery of 851,653 shares in the first quarter of 2016, which represents 80% of the total shares the Company expects to receive based on the market price at the time of the initial delivery. The final number of shares delivered upon settlement of the agreement will be determined with reference to the average price of the Company’s common stock over the term of the agreement. As of April 30, 2016, approximately $219 million remained available under the $425 million share repurchase program announced in March 2016.

Store Expansion

During the first quarter, the Company opened 13 stores located in Dover, DE; Eldersburg, MD; Morgantown, WV; Muskogee, OK; Orlando, FL; San Clemente, CA; Sarasota, FL; Suffolk, VA; Tucson, AZ; Warren, MI; Washington, D.C.; Waxahachie, TX and Wooster, OH. In addition, the Company closed one store. The Company ended the first quarter with 886 stores and square footage of 9,348,577 which represents an 11% increase in square footage compared to the first quarter of fiscal 2015.

Outlook

For the second quarter of fiscal 2016, the Company currently expects net sales in the range of $1,041 million to $1,058 million, compared to actual net sales of $877.0 million in the second quarter of fiscal 2015. Comparable sales for the second quarter of 2016, including e-commerce sales, are expected to increase 11% to 13%. The Company reported a comparable sales increase of 10.1% in the second quarter of 2015.

Income per diluted share for the second quarter of fiscal 2016 is estimated to be in the range of $1.32 to $1.37. This compares to income per diluted share for the second quarter of fiscal 2015 of $1.15.

The Company is raising its previously announced fiscal 2016 sales and earnings per share guidance. The Company plans to:

•	achieve comparable sales growth of approximately 10% to 12%, including the impact of the e-commerce business, compared to previous guidance of 8% to 10%;

•	increase total sales in the high teens percentage range, compared to previous guidance of mid to high teens percentage;

•	grow e-commerce sales in the 40% range;

•	expand square footage by approximately 11% with the opening of 100 net new stores;

•	remodel 12 locations;

•	deliver earnings per share growth in the low twenties percentage range, compared to previous guidance of 18% to 20%, including the impact of the new Dallas distribution center, the accelerated rollout of prestige brand boutiques, the accelerated share repurchase program, and continued open market share repurchases; and

•	incur capital expenditures in the $390 million range in fiscal 2016, compared to $299 million in fiscal 2015. The planned increase in capital expenditures includes approximately $80 million to fund an accelerated rollout of prestige brand boutiques and enhancements to the Ulta Beauty Collection and fragrance fixtures in hundreds of stores.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 26, 2016, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 9, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13637509.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading ULTAmate Rewards loyalty program. As of April 30, 2016, Ulta Beauty operates 886 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; customer acceptance of our rewards program and technological and marketing initiatives; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; weather conditions that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		13 Weeks Ended
	April 30, 2016		May 2, 2015
	(Unaudited)		(Unaudited)

Net sales	$1,073,716	100.0%	$868,122	100.0%
Cost of sales	683,286	63.6%	564,938	65.1%

Gross profit	390,430	36.4%	303,184	34.9%

Selling, general and administrative expenses	240,724	22.4%	192,485	22.2%
Pre-opening expenses	2,542	0.2%	3,117	0.4%

Operating income	147,164	13.7%	107,582	12.4%
Interest income, net	(315)	0.0%	(311)	0.0%

Income before income taxes	147,479	13.7%	107,893	12.4%
Income tax expense	55,503	5.2%	40,947	4.7%

Net income	$91,976	8.6%	$66,946	7.7%

Net income per common share:
Basic	$1.46		$1.04
Diluted	$1.45		$1.04

Weighted average common shares outstanding:
Basic	63,031		64,180
Diluted	63,335		64,555

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	April 30,	January 30,	May 2,
	2016	2016	2015
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$239,254	$345,840	$386,007
Short-term investments	130,000	130,000	150,209
Receivables, net	54,112	64,992	43,558
Merchandise inventories, net	843,490	761,793	662,936
Prepaid expenses and other current assets	71,561	72,548	61,725
Deferred income taxes	—	—	20,766

Total current assets	1,338,417	1,375,173	1,325,201

Property and equipment, net	870,835	847,600	744,665
Deferred compensation plan assets	9,698	8,145	8,085

Total assets	$2,218,950	$2,230,918	$2,077,951

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$266,278	$196,174	$209,509
Accrued liabilities	179,300	187,351	139,284
Accrued income taxes	50,156	12,702	34,871

Total current liabilities	495,734	396,227	383,664

Deferred rent	330,121	321,789	305,355
Deferred income taxes	59,977	59,527	75,135
Other long-term liabilities	13,430	10,489	10,812

Total liabilities	899,262	788,032	774,966

Commitments and contingencies

Total stockholders’ equity	1,319,688	1,442,886	1,302,985

Total liabilities and stockholders’ equity	$2,218,950	$2,230,918	$2,077,951

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	April 30,	May 2,
	2016	2015
	(Unaudited)
Operating activities
Net income	$91,976	$66,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,887	37,967
Deferred income taxes	450	651
Non-cash stock compensation charges	4,022	3,342
Excess tax benefits from stock-based compensation	(3,203)	(4,003)
Loss on disposal of property and equipment	812	1,121
Change in operating assets and liabilities:
Receivables	10,880	8,882
Merchandise inventories	(81,697)	(81,707)
Prepaid expenses and other current assets	987	4,823
Income taxes	40,657	19,470
Accounts payable	70,104	18,731
Accrued liabilities	(25,664)	(20,100)
Deferred rent	8,332	11,228
Other assets and liabilities	1,388	941

Net cash provided by operating activities	166,931	68,292

Investing activities
Purchases of property and equipment	(54,321)	(56,622)

Net cash used in investing activities	(54,321)	(56,622)

Financing activities
Repurchase of common shares	(226,666)	(27,956)
Stock options exercised	6,209	10,154
Excess tax benefits from stock-based compensation	3,203	4,003
Purchase of treasury shares	(1,942)	(1,013)

Net cash used in financing activities	(219,196)	(14,812)

Net decrease in cash and cash equivalents	(106,586)	(3,142)
Cash and cash equivalents at beginning of period	345,840	389,149

Cash and cash equivalents at end of period	$239,254	$386,007

Exhibit 4

2016 Store Expansion

Fiscal 2016	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	874	13	1	886

Fiscal 2016	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	9,225,957	132,812	10,192	9,348,577